UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 7, 2021

Date of Report (Date of earliest event reported)

Chimerix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On January 13, 2021, Chimerix, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) with the Securities and Exchange Commission (the “Commission”) to report its entry into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2021, by and among the Company, Ocean Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Oncoceutics, Inc., a Delaware corporation (“Oncoceutics”), and Fortis Advisors, LLC solely in its capacity as representative of the securityholders of Oncoceutics. Concurrently with the execution of the Merger Agreement, Merger Sub merged with and into Oncoceutics (the “Merger”) whereupon the separate corporate existence of Merger Sub ceased, with Oncoceutics continuing as the surviving corporation of the Merger as a wholly owned subsidiary of the Company.

This Amendment No. 1 to Current Report on Form 8-K/A (this “Amendment”) amends the Original Form 8-K to include the financial information required under Item 9.01 of Form 8-K, and to provide the additional disclosure regarding Oncoceutics and its development programs set forth in Item 8.01 herein.

Item 8.01.	Other Events

The Company is providing the following updated disclosure as of the date of this Amendment:

Chimerix is a development-stage biopharmaceutical company dedicated to accelerating the advancement of innovative medicines that make a meaningful impact in the lives of patients living with cancer and other serious diseases. Our three most advanced clinical-stage development programs are brincidofovir (BCV), ONC201 and dociparstat sodium (DSTAT). BCV is an antiviral drug candidate developed as a potential medical countermeasure for smallpox and is currently under review for regulatory approval in the United States. ONC201 is currently in a registrational clinical trial for recurrent H3 K27M-mutant glioma and a confirmatory response rate assessment is expected later this year. DSTAT is in development as a potential first-line therapy in acute myeloid leukemia (AML) and as a potential treatment for acute lung injury (ALI) in COVID-19 patients.

On January 7, 2021, we acquired Oncoceutics, Inc., a privately-held, clinical-stage biotechnology company developing imipridones, a novel class of compounds. Oncoceutics’ being evaluated in a registrational program lead product candidate, ONC201, has selectively induced cell death in multiple cancer types in clinical trials. ONC201 is currently for recurrent H3 K27M-mutant glioma and a response rate assessment of the registrational cohort is expected in 2021.

Our pipeline, as of the date of the Amendment is illustrated below.

Recent Developments

Dociparstat for the Treatment of Acute Lung Injury (ALI) in COVID-19 Patients

In April 2020, we announced the initiation of a Phase 2/3 study of DSTAT in patients with acute lung injury (ALI) from COVID-19. The study is a 1:1 randomized, double-blind, placebo-controlled, Phase 2/3 trial to evaluate the safety and efficacy of DSTAT in adults with severe COVID-19 who are at high risk of respiratory failure. Eligible subjects will be those with confirmed COVID-19 who require hospitalization and supplemental oxygen therapy. The primary endpoint of the study is the proportion of subjects who survive and do not require mechanical ventilation through day 28. Additional endpoints include time to improvement as assessed by the National Institute of Allergy and Infectious Disease ordinal scale, time to hospital discharge, time to resolution of fever, number of ventilator-free days, all-cause mortality, and changes in key biomarkers (e.g. IL-6, TNF-α, HMGB1, C-reactive protein and d-dimer).

The Phase 2 portion of the study will enroll 24 subjects (12 subjects in each of 2 cohorts with different doses) to determine the maximum tolerated dose and will then expand to a third cohort consisting of an additional 50 patients (74 total) at the selected dose. A formal analysis of all endpoints, including supportive biomarkers will be performed at the conclusion of the Phase 2 portion of the study. Contingent upon positive results from the Phase 2 portion, the Phase 3 portion of the study will enroll approximately 450 subjects. The first cohort of 12 subjects has completed enrollment and dosing. In December 2020, the independent data safety monitoring board, following a review of preliminary data from the first cohort of patients, recommended that the trial proceed to enrollment of the second cohort of patients. The second cohort has begun enrolling. Due to the complex and rapidly changing landscape of COVID infection rates and treatment responses, we cannot predict with certainty when we will complete Phase 2 enrollment. We expect to report initial topline data from the first cohort in the first quarter of 2021. The study protocol allows for the review of data by cohort.

Dociparstat for First-Line Acute Myeloid Leukemia (AML)

During 2020, we conducted an end of Phase 2 meeting with the FDA related to our development of DSTAT in AML, which informed the design of the Phase 3 trial. Currently we are engaged in site initiation for Phase 3 clinical study of DSTAT for the treatment of front line AML. We expect to enroll the first patient to in early 2021.

This study will be a randomized, double-blinded trial of approximately 570 newly diagnosed AML patients. The trial includes patients 60 years of age and older who have an intermediate or adverse genetic risk profile. It will also include patients between 18 and 60 years old who have an adverse genetic risk profile. Patients will receive DSTAT in combination with standard cytarabine plus anthracycline (7+3) induction and cytarabine consolidation chemotherapy or will receive standard of care (7+3) induction and consolidation chemotherapy alone. Patients with FLT-3 mutations are allowed in the study and are eligible to receive midostaurin.

The primary endpoint of the study is overall survival (OS). In addition, the FDA has indicated that event-free survival (EFS) using complete response with hematologic recovery to define induction success (CR) may be acceptable as an endpoint to support submission of a New Drug Application (NDA). Other endpoints to be evaluated in the proposed trial include: minimal residual disease (MRD), relapse-free survival (RFS), time to hematologic recovery, and induction response.

In order to supplement the previously reported data from pilot and Phase 2 studies and further evaluate DSTAT’s potential mechanism of action, the proposed Phase 3 trial includes an early assessment of comparative CR and MRD rates among the first 80 evaluable patients. A recently published meta-analysis of 81 separate studies covering 11,151 patients (Short, et. al., Journal of the American Medical Association Oncology, October 8, 2020) has suggested a link between MRD status and outcomes in patients with AML. Specifically, this large cohort meta-analysis showed that MRD-negative AML patients experience superior 5-year disease-free survival (average hazard ratio: 0.37) and 5-year overall survival (average hazard ratio: 0.36) rates when compared to patients that are MRD-positive. This study suggests that evaluation of MRD status in AML patients may allow for an earlier assessment of therapeutic effects and could lead to acceleration in the development of novel AML therapeutics.

The data from the first 80 evaluable patients of the proposed Phase 3 trial are expected to be unblinded, reported publicly, and available for ongoing analysis of later endpoints, unless the independent Data Monitoring Committee (DMC) determines that exceptional pre-specified thresholds have been achieved, in which case the DMC will have the discretion to maintain blinding, which would allow inclusion of these patients in the final analysis.

BCV Oral Treatment for Smallpox

We completed the rolling NDA submission for BCV tablets and for BCV suspension for the approval of BCV as a medical countermeasure for smallpox. In December 2020 we announced that the FDA had accepted the filing of the NDA. The FDA granted priority review and set a Prescription Drug User Fee Act (PDUFA) date of April 7, 2021.

Oncoceutics Acquisition

On January 7, 2021, we acquired Oncoceutics, Inc. (Oncoceutics), a privately-held, clinical-stage biotechnology company developing imipridones, a novel potential class of compounds. Oncoceutics’ lead product candidate, ONC201, selectively induced cell death in multiple cancer types in clinical trials. ONC201 is currently being evaluated in a registrational program for recurrent H3 K27M-mutant glioma and a response rate assessment of the registrational cohort is expected in 2021. As consideration for the acquisition, we (a) paid an upfront cash payment of approximately $25.0 million, (b) issued an aggregate of 8,723,769 shares of our common stock, (c) issued a promissory note to the representative of the securityholders of Oncoceutics in the principal amount of $14.0 million, to be paid in cash, upon the one year anniversary of the closing of the acquisition, and (d) agreed to make contingent payments up to an aggregate of $360.0 million based on the achievement of certain development, regulatory and commercialization events, as well as additional tiered royalty payments based upon future net sales of ONC-201 and ONC-206 products, subject to certain reductions, and a contingent payment in the event we receive any proceeds from the sale of a rare pediatric disease priority review voucher based on the Oncoceutics products.  We will also pass through to the Oncoceutics securityholders the upfront payment received from China Resources Sanjiu Medical & Pharmaceutical Co., Ltd. pursuant to a license agreement entered into with Oncoceutics prior to the acquisition. The closing payment may be adjusted after the closing, pursuant to procedures, in connection with the finalization of the cash, transaction expenses, debt and working capital amounts at closing.

Imipridones and ONC201

Imipridones are a potential new class of selective cancer therapies. These drug candidates target specific G protein-coupled receptors (GPCRs) and mitochondrial caseinolytic protease P (ClpP), in an effort to produce cancer cell death. The imipridone chemical scaffold provides an opportunity to target GPCRs and ClpP with differential specificity and function. This presents an opportunity to develop potential imipridone therapies broadly within cancer and in other diseases as well.

ONC201 selectively targets Dopamine Receptor D2 (DRD2) and ClpP. ONC201 has selectively induced cell death in cancer by binding to and differentially altering activity of DRD2 and ClpP.

Clinical trials of ONC201 in glioma patients with the H3 K27M-mutation are underway at several locations in the U.S. As many as 10% of patients with glioma have the H3 K27M-mutation. The H3 K27M-mutation is found in 50-90% of patients with midline glioma, including 80-90% of children with diffuse intrinsic pontine glioma or DIPG. Currently there is no effective therapy for patients with the H3 K27M-mutation beyond radiation that provides only transient benefit in a fraction of the population. Often it is not possible to resect these tumors and chemotherapy in ineffective. The median overall survival is less than 8 months.

Based on discussions with the FDA, we plan to integrate data from ongoing ONC201 trials into a registration cohort with the potential for an NDA submission seeking accelerated approval. The 50 subject registration cohort includes patients meeting the following eligibility criteria: greater than 2 years of age with recurrent diffuse midline glioma who harbor the H3 K27M-mutation in their tumor, evidence of measurable disease, completion of prior radiation that was at least 90 days from starting ONC201 and evidence of progressive disease, among other criteria. The primary endpoint of the study is Overall Response Rate (ORR) assessed by RANO-HGG criteria. Below is an interim response summary, which showed a meaningful durability of response.

Figure 1: Waterfall plot reflects 47 subjects; 3 subjects did not have on-treatment tumor assessments available but were reported by investigator to have progressive disease. Some eligibility and response data were based on unlocked CRFs that remain subject to change with additional monitoring. PR is partial response, SD is stable disease and PD is progressive disease.

A Blinded Independent Central Review analysis of ORR is expected to take place in 2021 which, if favorable, may form the basis for an NDA submission seeking accelerated of ONC201 in the United States. ONC201 has been generally well tolerated across a database of over 350 glioma patients. The most commonly reported adverse events (AEs) were nausea/vomiting, fatigue and decreased lymphocyte counts. Dose limiting toxicities have not been observed with weekly dosing in any indication.

The FDA has granted ONC201 Fast Track Designation for the treatment of adult recurrent H3 K27M-mutant high-grade glioma, Rare Pediatric Disease Designation for treatment of H3 K27M-mutant glioma, and Orphan Drug Designations for the treatment of glioblastoma and for the treatment of malignant glioma.

In addition to clinical trials in glioma, ONC201 is also being studied in an ongoing Phase 2 trial in neuroendocrine tumors at the Cleveland Clinic. Interim investigator assessments as of a cutoff date of August 20, 2020 showed a 50% ORR in paraganglioma which are adrenal-related tumors that are known to harbor elevated DRD2 expression and dopamine secretion.

ONC206

ONC206 is a DRD2 antagonist and ClpP agonist that demonstrated enhanced non-competitive DRD2 antagonism relative to ONC201, in preclinical studies and additionally showed disruption of DRD2 homodimers. Treatment of tumor cells with ONC206 elicits a distinct gene expression as compared to ONC201. ONC206 has demonstrated syngergistic in vitro activity with ONC201 in cells that have acquired resistance to ONC201. ONC206 showed anti tumor activity in preclinical models of difficult-to-treat neuroendocrine tumors and high-grade gliomas. In vitro, ONC2016 has affected some of the same downstream pathways as ONC201, including activation of the integrated stress response and inhibition of Ras signaling, leading to selective killing of tumor cells.

The first-in-human clinical trial of ONC206 for adults with recurrent primary central nervous system tumors is ongoing at the National Institute of Health (NCT04541082).

ONC212

ONC212 is an investigational agonist of the orphan GPCR tumor suppressor GPR132, as well as ClpP. Similar to the potential downstream effects of ONC201 and ONC206, in vitro studies ONC212 has activated the integrated stress response, inhibited Ras signaling and selectively killed tumor cells. ONC212 showed broad-spectrum activity across both solid tumors and hematological malignancies, including pancreatic cancer and leukemias prioritized as target clinical indications that exhibit high GPR132 and/or ClpP expression.

Currently ONC212 is in IND-enabling studies. First-in-human trials are expected to be conducted in conjunction with MD Anderson Cancer Center and Brown University.

Forward-Looking Statements

Statements contained in, or incorporated by reference into, this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in our filings with the Securities and Exchange Commission, including without limitation our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Item 9.01	Financial Statements and Exhibits

(a)       Financial Statements of Businesses Acquired.

The audited financial statements of Oncoceutics as of and for the years ended December 31, 2019 and 2018, together with the notes thereto and the auditors' report thereon, and the unaudited interim financial statements of Oncoceutics as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019, together with the notes thereto, are attached hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference. The consent of Cohn Reznick LLP, the independent registered public accounting firm of Oncoceutics, is attached hereto as Exhibit 23.1 to this Amendment.

(b)       Pro Forma Financial Information.

The unaudited pro forma consolidated combined balance sheet for the Company and Oncoceutics as of September 30, 2020 and unaudited pro forma consolidated combined statements of operations for the Company and Oncoceutics for the year ended December 31, 2019 and for the nine months ended September 30, 2020 that give effect to the acquisition of Oncoceutics are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

(d)        Exhibits

Exhibit No.	Description
23.1	Consent of Cohn Reznick LLP, independent registered public accounting firm.

99.1	Audited financial statements of Oncoceutics as of and for the years ended December 31, 2019 and 2018, together with the notes thereto and the auditors' report thereon.

99.2	Unaudited interim financial statements of Oncoceutics as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019.

99.3	Unaudited pro forma consolidated combined balance sheet for the Company and Oncoceutics as of September 30, 2020 and unaudited pro forma consolidated combined statements of operations for the Company and Oncoceutics for the year ended December 31, 2019 and for the nine months ended September 30, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: January 19, 2021
	By:	/s/ Michael T. Andriole
Michael T. Andriole
Chief Business and Financial Officer